CODE OF ETHICS
                           CW FUND DISTRIBUTORS, INC.


I.   STATEMENT OF GENERAL PRINCIPLES

     This Code of Ethics has been adopted by CW Fund Distributors, Inc. ("Countrywide") for the purpose of instructing all employees, officers and directors in their ethical obligations and to provide rules for their personal securities transactions. All employees, officers and directors owe a fiduciary duty to the clients of Countrywide. A fiduciary duty means a duty of loyalty, fairness and good faith towards clients, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

          *    The duty at all times to place the interests of clients first;

          * The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and

          * The fundamental standard that employees, officers and directors should not take inappropriate advantage of their positions, or of their relationship with clients.

     It is imperative that the personal trading activities of the employees, officers and directors of Countrywide be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for
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     the benefit of a third party when the  transaction  is not in keeping  with the general principles of this Code. All personal securities transactions must also comply with our Insider Trading Policy and Procedures and the Securities and Exchange Commission's Rule 17j-1. Under this rule, no Employee may:

          * employ any device, scheme or artifice to defraud any client of Countrywide;

          * make to any client of Countrywide any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          * engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client of Countrywide; or

          * engage in any manipulative practice with respect to any client of Countrywide.

II.  DEFINITIONS

     A.  CLIENTS:  all  open-end  registered   investment  companies  for  which
     Countrywide serves as the principal underwriter.

     B. BENEFICIAL INTEREST: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

     C. COMPLIANCE OFFICER: John Splain or, in his absence, the alternate Compliance Officer, Betsy Santen, or their successors in such positions.

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     D. EMPLOYEE  ACCOUNT:  each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee's family members include the Employee's spouse, minor children, any person living in the home of the Employee, and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

     E. EMPLOYEES: the employees, officers, and directors of Countrywide. The Compliance Officer will maintain a current list of all Employees.

     F. EXEMPT TRANSACTIONS: transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, or 7) with respect to any affiliated or unaffiliated registered open-end investment company.

     G. RELATED SECURITIES: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

     H. SECURITIES:  any note, stock, treasury stock, bond, debenture,  evidence
     of   indebtedness,   certificate  of  interest  or   participation  in  any

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     profit-sharing agreement,  collateral-trust  certificate,  pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers' acceptances, 3) bank certificates of deposit, 4) commercial paper, 5) debt securities, provided that (a) the security has a credit rating of Aa or Aaa from Moody's Investor Services, AA or AAA from Standard & Poor's Ratings Group, or an equivalent rating from another rating service, or is unrated but comparably creditworthy, (b) the security matures within twelve months of purchase, (c) the market is very broad so that a large volume of transactions on a given day will have relatively little effect on yields, and (d) the market for the instrument features highly efficient machinery permitting quick and convenient trading in virtually any volume, and 6) shares of registered open-end investment companies.

     I. SECURITIES TRANSACTION: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account.

III. PERSONAL INVESTMENT GUIDELINES

     A.   Personal Accounts

          1. Employees must conduct all securities transactions for Employee Accounts through a Countrywide account, unless the Employee gives prior written notice to the Compliance Officer of an account with

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               another  brokerage firm for transactions in registered,  open-end investment company shares only. If such notice is given, the Employee may, subject to this Code, conduct registered, open-end investment company transactions through that brokerage firm.

          2. Employees must obtain prior written permission from the Compliance Officer to open or maintain a margin account, or a joint or partnership account with persons other than the Employee's spouse, parent, or child (including custodial accounts).

          3. Settlement of Securities Transactions must be made on or before settlement date. Extensions and pre-payments are not permitted.

          4. The Personal Investment Guidelines in this section III do not apply to Exempt Transactions. Employees must remember that regardless of the transaction's status as exempt or not exempt, the Employee's fiduciary obligations remain unchanged.

          5. Directors of Countrywide who are not directly employed by Countrywide are subject at all times to the fiduciary obligations described in this Code; provided, however, that the Personal Investment Guidelines and Compliance Procedures in Section III and IV of this Code do not apply to such directors.

     B.   Limitations on Certain Transactions

          1. Employees are not permitted to purchase and sell, or sell and purchase, the same Securities or Related Securities within sixty calendar days. Profits made in violation of this prohibition must

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               be disgorged by the Employee to Countrywide  or, if  disgorgement to Countrywide is inappropriate, to a charity chosen by the Compliance Officer.

          2. Employees are prohibited from acquiring any Securities in an initial public offering. This restriction is imposed in order to preclude any possibility of any Employee profiting improperly from the Employee's position with Countrywide, and applies only to the Securities offered for sale by the issuer, either directly or through an underwriter, and not to Securities purchased on a securities exchange or in conneciton with a secondary distribution.

          3.   Employees   are    prohibited    from    acquiring   low   priced
               over-the-counter equity securities (or "penny stock") as defined in section 3(a) of the Securities Exchange Act of 1934.

     C.   Other Restrictions

          1. Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization in accord with the general procedures of this Code. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of Clients.

          2. No Employee may accept from a customer or vendor an amount in excess of $50 per year in the form of gifts or gratuities, or as compensation for services. If there is a question regarding receipt of a gift, gratuity or compensation, it is to be reviewed by the Compliance Officer.

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IV.  COMPLIANCE PROCEDURES

     A.   Employee Disclosure and Certification

          1. At the commencement of employment with Countrywide, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose all personal Securities holdings.

          2. The above disclosure and certification is also required annually, along with an additional certification that the Employee has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or

     B.   Compliance

          1. All Employees must direct their broker, dealer or bank to send duplicate copies of all confirmations and periodic account statements directly to the Compliance Officer. Each Employee must report, no later than ten (10) days after the close of each calendar quarter, on the Securities Transaction Report form provided by Countrywide, all transactions in which the Employee acquired any direct or indirect Beneficial Interest in a Security, including Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code.

          2. The Employee's annual disclosure of Securities holdings will be reviewed by the Compliance Officer for compliance with this Code, including transactions that reveal a pattern of trading inconsistent with this Code.

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          3.   If an Employee  violates this Code, the  Compliance  Officer will report the violation to the management personnel of Countrywide for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee's relationship with Countrywide.

          4. The management personnel of Countrywide will prepare an annual report to the board of directors of Countrywide that summarizes existing procedures and any changes in the procedures made during the past year. The report will identify any violations of this Code and any significant remedial action during the past year. The report will also identify any recommended procedural or substantive changes to this Code based on management's experience under this Code, evolving industry practices, or legal developments.

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